Gibraltar

Second-Quarter 2005

Earnings Conference Call

August 4, 2005

8/5/2005 3:49 PM

PETER

Thank you, Shawn, and good afternoon everyone.

We want to thank everyone for joining us on today's call.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results.  Our actual results may differ materially, as a result of factors over which Gibraltar has no control.  These factors are outlined in the news release we issued last night, and in our filings with the SEC.

If you did not receive the news release on our second-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.

At this point, I'd like to turn the call over to Gibraltar's chairman and chief executive officer, Brian Lipke.

Brian.

BRIAN

Good afternoon, everyone.  On behalf of Henning Kornbrekke, our President and COO; Dave Kay, our CFO; and Peter, our Director of Corporate Communications, who today is filling in for Ken Houseknecht our Corporate Director of Investor Relations, we want to thank you for joining us on the call.

I'm going to give you a general overview of the company and then talk a bit about our longer-range initiatives. Dave Kay will follow up and discuss our financial results. And Henning will look at the company from an operating perspective. After that, we will open the call to your questions.

The second quarter saw increased volatility in raw material pricing over that which existed in the first quarter.  While Gibraltar is not immune to the affects of this volatility, we believe our ability to generate solid results in this environment is a testament to the progress we have made in diversifying and strategically repositioning Gibraltar.

In addition to serving more customers in more markets with a broader array of products and services than at any point in the company's history, we have also repositioned our business into areas of higher value added end product manufacturing and service areas which have no raw material cost component in their selling price.  These factors help mitigate against raw material cost volatility and improve our ability to perform more consistently in a variety of material pricing, economic, and interest rate environments.

Our strategy going forward calls for us to continue to focus on building Gibraltar into a company more capable of generating consistently improving performance over the long haul.

In addition to building a company that can produce consistent and steadily improving results over the long haul, on our fourth quarter conference call you may recall that we said we were focusing on a few key areas in the short run as well. Let me give you an update on our progress in those areas.

 First, during our fourth quarter 2004 conference call, we said that we expected to generate sequential margin improvement in the first and second quarters.  We've accomplished that. Our gross, operating, and net income margins were all up in the second quarter compared to the first and fourth. Importantly, our operating margin climbed back above our ten percent goal, and our net income margin topped our five percent target.

 Second, we said we were going to reduce our inventory position, which we accomplished by driving our inventory down by $31 million, or 13.5%, in the second quarter.

 Third, we said that we needed to improve our cash flow, which would enable us to fund more of our growth internally. As a result of our inventory reduction and strong earnings, we paid down $45 million in debt during the second quarter, which lowered our net-debt-to-total capitalization at June 30, 2005, to 36%, down from 40% at December 31, 2004, and from 38% a year ago at June 30, 2004, and this positions us well to continue to execute our growth strategy.

We also continued an intensive and ongoing effort to drive costs out of our business and make a host of operational improvements that will further strengthen Gibraltar for the long term.

At this point, I'll turn the call over to Dave and Henning, who will provide a more detailed review of our second-quarter results, and give you a little better sense of our outlook for the third quarter and balance of the year.

Dave.

DAVE

Thanks, Brian.

Sales from continuing operations of $288 million in the second quarter were the highest for any quarter in Gibraltar's history, and increased by approximately 16% from a year ago. In the first six months of 2005, sales were $562 million, up by approximately 24% compared to the first half of 2004.

Net income from continuing operations in the second quarter was $15.9 million, compared to $15.3 million in the second quarter of 2004. During the first half of 2005, net income from continuing operations was $26.5 million, an increase of approximately 8% compared to the first six months of 2004.

Earnings per share from continuing operations in the second quarter of 2005 amounted to $.53 per share, up from $.51 in the second quarter of last year. During the first half of 2005, earnings per share from continuing operations were $.89, compared to $.83 in the first half of 2004.

As a result of lower professional service fees associated with Sarbanes-Oxley compliance and ongoing cost control efforts, selling, general, and administrative expenses amounted to $27.2 million, or 9.4% of sales, during the quarter, compared to $29.7 million, or 11.9% of sales, in the second quarter of last year.

Our equity partnerships generated a slight loss during the quarter, compared to a $1.2 million profit in the second quarter of last year.  The decrease resulted primarily from the operations at the Duferco Farrell joint venture, which was negatively impacted by the steel pricing situation and competitive market factors.

As a result of higher overall interest rates, and slightly higher average borrowings, interest expense during the quarter was $3.8 million, compared to $3.0 million in the second quarter of 2004.

Our return on sales was 5.5% for the quarter, up sharply from 3.9% in the first quarter of this year, and moving us toward our year-end goal of a 5% net return on sales.

From a cash flow perspective, we generated EBITDA of $36 million in the quarter, up from approximately $34 million a year ago. We paid down $45 million in debt during the quarter, reducing our net-debt-to-total capitalization ratio to 36%, our lowest level since the first quarter of 2004.  During the quarter, we were able to complete a restructuring of our revolving credit facility which will allow us greater flexibility at a lower overall cost.

We were, as Brian also mentioned, able to reduce our inventories by $31 million during the second quarter, and we would anticipate further reductions in the current quarter. On a consolidated basis, we turned our inventories at 4.4 times during the quarter, compared to 4.0 times in the first quarter of 2005, moving us back toward our annual goal of turning our inventories at a rate of 5 times or greater.

Average days sales outstanding were at 53 in the quarter, compared to 52 a year ago.

Capital spending during the quarter was $4.3 million, compared to $4.6 million last year. Year-to-date, capital spending amounted to $10.4 million dollars.  In total, we expect to spend somewhere in a range of $23 to $25 million during the year of 2005. We also paid out approximately $1.5 million in dividends during the quarter.

For the balance of the year, our efforts from the finance perspective will continue to be focused on working capital management and maximizing cash flows.

Now I will turn the call over to Henning for a more detailed analysis of operations.

HENNING

Thanks, Dave.

As Dave has mentioned, our net sales from continuing operations were $288 million in the second quarter, up 15.8% from a year ago.

Our gross margin improved 1.3 percentage points from the first quarter, a result of higher sales offset by higher energy costs and margin compression in our Processed Metals Group.  Our operating margin of 10.2% was 2.6 percentage points higher than the previous quarter, driven by a higher gross margin and a reduction in SG&A costs.

Comparing 2005 to 2004, our second-quarter gross margin decreased 3.2 percentage points to 19.6%.  Our operating margin was down ..7 percentage points to 10.2%, a function of the lower gross margin offset by reduced SG&A spending as described by Dave earlier.

Looking at the results in our three segments, Building Products had a net sales increase from continuing operations of 11.2% to $143 million.

The growth was the result of market share increases in a number of businesses. Gross margins were 25.2%, down 1.9 percentage points from the year-ago quarter driven by a short-term decline in material margins. The operating margin was 15.6%, up from 15.4% in the second quarter of 2004 driven by lower SG&A spending.

Our Processed Metal Products segment's sales were $118 million, up 25.3% from a year ago,   a result of higher industry market prices. The results of SCM Metal Products, which we acquired in June of 2004, are included in this segment. Sales in this segment, excluding SCM, were up 15.8% in the quarter. Our gross margin were 12.0%, down 4.4 percentage points from the previous year, and the operating margins were 7.1%, down from 11.7% in the second quarter of 2004, a result of competitive selling prices and higher-cost raw material flowing through cost of goods sold in a declining price environment.

Our Thermal Processing segment had sales of $28 million, an increase of 4.2% compared to the second quarter of 2004.  Gross margins were 23.3%, compared to 25.3% in the second quarter of 2004. Operating margins were 15.2% in the second quarter of 2005, compared to 16.2% in the second quarter of 2004. The decrease in operating margins was due to the lower gross margins driven by increased energy and maintenance costs partially offset by lower SG&A costs.

At this point, let me provide some commentary on our outlook for the third quarter and balance of the year.

The third quarter will clearly provide additional challenges, particularly gross margin compression, a result of the phasing of inventory consumption cost and selling price alignment. The impact will be most prevalent in our Processed Metal Products segment.   Offsetting will be the continued strong building products market, an improving automotive market, improved market penetration in all segments and improved operating efficiencies.

Considering the peak impact of the inventory phase through issue which will hit during the quarter, we expect our third-quarter EPS will be in the range of $.40 to $.45, compared to $.55 in the third quarter of 2004 and $.33 in 2003, barring a significant change in business conditions.

Looking ahead to the balance of the year, we expect margin pressure in our Processed Metal Products segment will subside in the fourth quarter, as we work our way through our remaining higher-cost inventory and steel prices continue to stabilize.

Longer term, we remain focused on growth and continuous improvement.  Building a business platform that provides strategic advantages in the market place and operating efficiencies will continue to be cornerstone traits, with the objective of providing consistent operating results and improved shareholder value.

At this point, I'll turn the call back over to Brian.

BRIAN

Thanks, Henning.

Before we open the call up to any questions any of you may have, let me make a few closing remarks.

Since going public, we have focused on strategically reshaping and repositioning Gibraltar to make it a larger, stronger and more diverse company, capable of generating a consistent pattern of improving results.  This past quarter highlighted our progress towards that end, especially relative to our historic peer group.

While we certainly understand the importance of hitting our quarterly performance goals and objectives, and quite frankly, we've done a pretty good job of doing that, we also know that we have to continue our efforts to build Gibraltar into a company capable of generating improving performance in a variety of economic, raw material, and interest rate environments.

And to those points, we've continued to make progress in the first six months of 2005 and look at the second half of the year with an expectation of more progress, which we believe will position Gibraltar for further growth and improvements in our operating performance and shareholder value characteristics over the long haul.

That covers our prepared comments for today. At this point, we'll open the call for any questions that any of you may have.

Q & A Session

Thank you for joining us this afternoon, and for your continuing interest in Gibraltar.

We look forward to talking with you again in three months, and updating you on our continued progress.